Exhibit 10.1

March 26, 2009

Nova Biofuels Seneca, LLC
614 Shipyard Road
Seneca, IL  61360

Attn.:      Ken Hern

Re:                               Nova Biofuels Seneca, LLC — -Fifth Limited Waiver of Defaults

Dear Mr. Hern:

Reference is hereby made to the Credit Agreement dated as of December 26, 2007 (as amended from time to time, the “Credit Agreement”) among Nova Biofuels Seneca, LLC, as Borrower (the “Borrower”), the lenders party thereto (the “Lenders”), WestLB AG, New York Branch, as Administrative Agent (the “Administrative Agent”), Collateral Agent, Issuing Bank, Lead Arranger and Sole Bookrunner, and Sterling Bank, as Accounts Bank.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

The Borrower has failed to make the principal payment in the amount of $540,000 and the interest payment in the amount of $758,160.94 that was due on February 2, 2009.  Pursuant to Section 9.01(a) of the Credit Agreement, (i) failure to pay principal when due, and (ii) failure to pay interest within three Business Days from the date when due, each constitute an Event of Default (the “Payment Defaults”).  By letters dated February 3, 2009, February 17, 2009, March 2, 2009 and March 18, 2009 the Administrative Agent agreed to waive the requirements of Section 9.01(a) of the Credit Agreement as they relate to payment of principal and interest first for a period from February 2, 2009 through and including February 17, 2009, then for a period from February 18, 2009 through and including March 3, 2009, then for a period from March 3, 2009 through and including March 20, 2009 and then for a period from March 20, 2009 through and including March 27, 2009.  Pursuant to the letters dated March 2, 2009 and March 18, 2009, the Administrative Agent also agreed to waive the requirements of certain applicable subsections of Section 9.01 of the Credit Agreement as they related to those certain additional Events of Default identified on the Exhibit A attached to each such letter.

Borrower has informed Administrative Agent that certain other Events of Default have occurred and remain outstanding under the Credit Agreement, or are anticipated to occur in the immediate future, under Sections 9.01(c), 9.01(d), 9.01(j)(i) and 9.01(o) of the Credit Agreement

due to the failure of Borrower to comply with certain other covenants under and provision of the Credit Agreement as required by such Sections  9.01(c), 9.01(d), 9.01(j)(i) and 9.01(o), all as more specifically identified on Exhibit A attached hereto (such existing and anticipated Events of Default, together with the Payment Defaults, the “Specified Defaults”).  By its signature below, Borrower hereby represents and warrants that, as of the date hereof, no Event of Default has occurred and remains continuing under the Credit Agreement other than the Specified Defaults.

In order to allow the Borrower to continue to evaluate its financial condition and prospects and to avoid the occurrence of a Default or an Event of Default, the Borrower has requested that the Lenders  agree to an additional waiver of the requirements under Sections 9.01(a), 9.01(c), 9.01(d), 9.01(j)(i) and 9.01(o) of the Credit Agreement (the “Waiver”) for the period from March 27, 2009 through 11:59 PM EST on and including March 30, 2009 (the “Waiver Period”)

The Administrative Agent, on behalf of, and with the approval of, Lenders constituting Required Lenders under the Credit Agreement, hereby waive, during the Waiver Period, and only during the Waiver Period, the requirements of Sections 9.01(a), 9.01(c), 9.01(d), 9.01(j)(i) and 9.01(o) of the Credit Agreement as they relate to all of the Specified Defaults.  Immediately upon the expiration of the Waiver Period, automatically and without any further action by the Administrative Agent or the Lenders or any other party, all of the terms and provisions set forth in the Credit Agreement with respect to all obligations and covenants thereunder that are waived hereunder shall have the same force and effect as if this Waiver had not been entered into by the parties hereto, and the Administrative Agent and the Lenders shall have all of the rights and remedies afforded to them under the Financing Documents as though the Waiver had not been entered into.

As consideration for the Waiver, the Borrower covenants and agrees as follows:  (i) the Borrower shall promptly remit to the Administrative Agent drafts of any Tolling Agreements that it is considering entering into with any third parties; and (ii) during the Waiver Period, Borrower shall not make any payments or transfers of cash or cash equivalents to, for or on behalf of, any affiliate of the Borrower, including, without imitation, the payment of any management fee to Nova Biosource Services, LLC and any licensing fee to Nova Biosource Technologies, LLC.

All of the terms and conditions of the Credit Agreement and all other Financing Documents remain in full force and effect, and none of such terms and conditions are, or shall be construed as, otherwise amended or modified, and (except as expressly set forth above) nothing herein shall constitute a waiver by the Lenders of any Default or Event of Default, or, shall constitute a waiver by the Lenders of any right, power or remedy available to the Lenders or the other Senior Secured Parties under the Financing Documents, whether any such defaults, rights, powers or remedies presently exist or arise in the future.

This letter shall for all purposes be considered a Financing Document and shall be governed by, construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflict of laws (other than Section 5-1401 of the New York General Obligations Law).

Please confirm your agreement with the foregoing by countersigning below and returning a copy to me.

Sincerely yours,

WestLB AG, New York Branch, as Administrative Agent and Lender under the Credit Agreement

/s/ Horst Kleinecke
Name:	Horst Kleinecke
Title:	Executive Director

/s/ Christopher Nunn
Name:	Christopher Nunn
Title:	Director

AGREED TO AND ACCEPTED
AS OF THE DATE FIRST WRITTEN ABOVE:

Nova Biofuels Seneca, LLC, as Borrower under the Credit Agreement

By:	/s/ Kenneth T. Hern
	Name:	Kenneth T. Hern
	Title:	President

Exhibit A

Additional Events of Default

1.                                       Borrower has not, and will not prior to the end of the Waiver Period, complied with the requirements of Section 7.01(c)(ii) of the Credit Agreement to pay and discharge all Contractual Obligation as the same shall become due and payable, as Borrower has elected to delay payments on certain of its unsecured accounts payable obligations, including amounts payable to Lipid Logistics, LLC under the Feedstock Agreement, due to its current liquidity issues.  These ongoing failures to pay amounts owing to Lipid Logistics, LLC under the Feedstock Agreement also constitute a separate Event of Default under Section 9.01(j)(i).

2.                                       As previously disclosed by Borrower to Administrative Agent, Borrower has begun taking actions to convert all of its existing feedstock and other raw material inventory into biodiesel and other saleable Products, to cease the acquisition of new feedstock and other raw material inventory and to otherwise reduce its operating expenses, including through the reduction of Borrower’s workforce.  As a result of these actions, Borrower anticipates that, at some point prior to the end of the Waiver Period, Borrower will not be in compliance with the requirements of Section 7.01(d)(iv) of the Credit Agreement to continue to engage in business of the same type as was conducted on the Closing Date, and an Event of Abandonment, as contemplated by Section 9.01(o) of the Credit Agreement, may be deemed to have occurred.

3.                                       Borrower has not, and will not prior to the end of the Waiver Period, complied with the requirements of Section 7.01(j) of the Credit Agreement regarding adoption of an Operating Budget.

4.                                       Borrower has not, and will not prior to the end of the Waiver Period, complied with the requirements of Section 7.01(l)(i) of the Credit Agreement to take all actions necessary to prevent termination or cancellation of the Feedstock Agreement, as Borrower has elected to delay payments on amounts payable to Lipid Logistics, LLC under the Feedstock Agreement due to its current liquidity issues.  These ongoing failures to pay amounts owing to Lipid Logistics, LLC under the Feedstock Agreement also constitute a separate Event of Default under Section 9.01(j)(i).

5.                                       Borrower has, since the Closing Date, failed to comply with the technical requirements of Section 7.01(s) of the Credit Agreement to formally prepare and provide to Administrative Agent certified calculations of Borrower’s Debt Service Reserve Required Amount, Historical Debt Service Coverage Ratio and Prospective Debt Service Coverage Ratio (although the information needed to perform such calculations has been provided by Borrower to Administrative Agent in connection with Borrower’s financial statement reporting under the Credit Agreement).

6.                                       Borrower has not, since the Closing Date, and will not prior to the end of the Waiver Period, complied with the requirements of Section 7.01(t)(ii) of the Credit Agreement to provide updated Financial Models upon the occurrence of the conditions and circumstances specified in such Section 7.01(t)(ii).

7.                                       Borrower has not, since the Closing Date, and will not prior to the end of the Waiver Period, complied with the requirements of Section 7.01(u) of the Credit Agreement to maintain certain Interest Rate Protection Agreements in the amounts required by such Section 7.01(u).

8.                                       Borrower has not, since the Closing Date, and will not prior to the end of the Waiver Period, complied with the requirements of Section 7.01(v) of the Credit Agreement to propose a Commodity Risk Management Plan nor has Borrower maintained any Commodity Hedging Arrangements.

9.                                       Borrower has not, and will not prior to the end of the Waiver Period, complied with the requirements of Section 7.03(a), (b) and Section 7.03(c) of the Credit Agreement regarding the delivery of annual audited financial statements for Borrower and a related Financial Officer’s Certificate and the delivery of quarterly financial statements for Borrower and a related Financial Officer’s Certificate.

10.                                 Borrower has not, since the Closing Date, and will not prior to the end of the Waiver Period, complied with the requirements of Section 7.03(o) of the Credit Agreement regarding the delivery of Operating Statements.